Fourth Quarter 2017
Conference Call Script
November 2, 2017
9:00 a.m.

Martie Zakas, Introduction and Safe Harbor Statement
Good morning everyone. Welcome to Mueller Water Products’ 2017 fourth quarter conference call. We issued our press release reporting results of operations for the quarter and full year ended September 30, 2017 yesterday afternoon. A copy of it is available on our website, muellerwaterproducts.com.

Discussing the fourth quarter and full-year results this morning are Scott Hall, our president and CEO, and Evan Hart, our CFO.

This morning’s call is being recorded and webcast live on the Internet. We have also posted slides on our website to help illustrate the quarter’s results, as well as to address non-GAAP disclosure requirements and forward-looking statements.

At this time, please refer to slide 2. This slide defines certain non-GAAP financial measures referenced in our press release, on our slides and on this call, and explains why we believe that these measures provide useful information to investors. Reconciliations between GAAP and non-GAAP financial measures are included in the supplemental information within our press release and on our website.

Slide 3 addresses forward-looking statements made on this call. This slide includes cautionary information identifying important factors that could cause actual results to differ materially from those included in forward-looking statements, as well as specific examples of forward-looking statements. Please review slides 2 and 3 in their entirety.

As a reminder, we sold our Anvil business in January 2017. As a result, Anvil's operating results for all prior periods, and the gain from its sale, have been classified as discontinued operations.

During this call, all references to a specific year or quarter, unless specified otherwise, refer to our fiscal year, which ends on September 30.

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We have renamed our segments as indicated in this quarter's Press Release. Infrastructure was formerly known as Mueller Co., and Technologies was formerly known as Mueller Technologies.

A replay of this morning’s call will be available for 30 days at 1-866-359-6497. The archived webcast and corresponding slides will be available for at least 90 days in the Investor Relations section of our website. In addition, we will furnish a copy of our prepared remarks on Form 8-K later this morning.

I'll now turn the call over to Scott.
Scott Hall:
Thanks Martie.

Thank you for joining us today as we discuss our results for the 2017 fourth quarter and full year. I'll give you a quick overview of the quarter now and then let Evan go through his discussion of results. I will return to provide some color on four key areas for the quarter: net sales growth, pricing, manufacturing

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productivity, and capital allocation. As this is the first call of our new fiscal year, we will finish up with a discussion of our outlook for 2018.

I am pleased with the 7.5 percent net sales growth that our Infrastructure segment delivered this quarter. Overall, during the quarter, consolidated net sales increased 5.2 percent due to volume growth, pricing and the addition of Singer Valve to our Infrastructure portfolio, partially offset by lower volume in Technologies' meter business. Our increased pricing covered our higher material costs.

I am also encouraged by the manufacturing productivity improvements we continued to achieve in the fourth quarter. A critical component of our long-term strategy is sustained investment in our facilities and engineering to drive new product innovations and productivity improvements across the organization. Adjusted operating margin was lifted by price, productivity and volume, but was more than offset by inflation, Singer dilution and higher SG&A personnel-related expenses.

With that, I’ll turn the call over to Evan.

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Evan Hart - Financial Summary
Thanks Scott, and good morning everyone. I’ll first review our fourth quarter consolidated financial results and then discuss segment performance. I will only be discussing our results from continuing operations.

2017 fourth quarter net sales increased $11.3 million, or 5.2 percent, to $226.9 million from the prior year, with $14.3 million of growth in Infrastructure, partially offset by a $3.0 million decline in Technologies.

Gross profit improved to $80.9 million for the 2017 fourth quarter from $77.8 million last year. Gross margin decreased 40 basis points to 35.7 percent from 36.1 percent in 2016.

Selling, general and administrative expenses were $42.2 million in the quarter, compared with $39.0 million last year. The increase was due primarily to the addition of Singer Valve and personnel-related expenses. For the full year, SG&A was 18.9 percent of net sales which is comparable with last year.

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Adjusted operating income was $38.9 million and essentially flat to the prior year. Operating performance was lifted by price, productivity and volume, but was more than offset by inflation and higher SG&A personnel-related expenses.

Adjusted EBITDA for the 2017 fourth quarter increased to $49.7 million as compared with $49.0 million last year. Full year adjusted EBITDA was $163.8 million, or 19.8 percent of net sales, a margin improvement of 30 basis points as compared with the prior year.

Fourth quarter net interest expense was $5.2 million for 2017 and $5.6 million for 2016. For the full year 2017, net interest expense decreased $1.4 million primarily as a result of the debt repricing we completed during the second quarter.

For the 2017 fourth quarter, income tax expense was $8.0 million on income before income taxes of $28.1 million, for an effective income tax rate of 28.5 percent, as compared with an effective income tax rate of 38.5 percent in the prior year quarter. The 2017 fourth quarter effective tax rate was lower primarily due

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to increases in domestic manufacturing deductions and R&D tax credits, as well as reductions in the tax rates applied to state deferred tax liabilities.

For the fiscal year, the effective tax rate was 30.8 percent as compared with an effective income tax rate of 34.9 percent in the prior year. The 2017 full year effective tax rate was lower primarily due to increased domestic manufacturing deductions and tax benefits related to stock compensation.

Adjusted income from continuing operations per diluted share improved to $0.15 for the 2017 fourth quarter compared with $0.12 last year.

I’ll now move on to segment performance and begin with Infrastructure.

Net sales for the 2017 fourth quarter increased 7.5 percent to $204.4 million as compared with $190.1 million for the 2016 fourth quarter. We increased shipments of valves, hydrants and brass products and realized the benefit of the addition of Singer Valve.

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Operating income for the 2017 fourth quarter improved 2.5 percent to $50.1 million as compared with $48.9 million for the 2016 fourth quarter. Adjusted operating income for the 2017 fourth quarter improved 4.1 percent to $50.9 million as compared with $48.9 million for the 2016 fourth quarter. Operating income increased primarily due to increased shipment volumes and favorable pricing, partially offset by higher material costs. Pricing more than covered higher material costs in the quarter.

And now concluding with Technologies…

Net sales for the 2017 fourth quarter were $22.5 million as compared with $25.5 million for the 2016 fourth quarter. While Echologics net sales increased slightly, Mueller Systems net sales declined during the quarter.

Operating loss was $2.8 million for the 2017 fourth quarter and $0.9 million for the 2016 fourth quarter. Adjusted operating loss was $2.2 million for the 2017 fourth quarter and $0.5 million for the 2016 fourth quarter. This increased loss was due primarily to lower shipment volumes at Mueller Systems.

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Now turning to a discussion of our liquidity...

During the fourth quarter we made a voluntary $35 million contribution to our U.S. pension plan, which impacted our free cash flow. Free cash flow, which is cash flows from operating activities less capital expenditures, was $15.0 million for the 2017 fourth quarter and $45.6 million last year.

At September 30, 2017, total debt was comprised of a $478.9 million senior secured term loan due November 2021 and $1.7 million of other. The term loan accrues interest at a floating rate equal to LIBOR, subject to a floor of 75 basis points, plus a margin of 250 basis points. We have interest rate swap contracts that effectively fix the interest rate on $150.0 million of term loan borrowings at 5.6 percent from October 1, 2016 through September 30, 2021.

As of September 30, 2017, our excess availability under the ABL Agreement was $113.1 million.
Net debt leverage was less than 1x at September 30, 2017.

I’ll now turn the call back to Scott.

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Scott Hall
Thanks Evan.

As I mentioned earlier, I want to provide some color on four key areas of our business. I'll begin with sales growth.

We are pleased to see growth of 5.2 percent in overall net sales for the quarter, in line with our discussion last quarter. Infrastructure's fourth quarter net sales grew $14.3 million, or 7.5 percent, primarily driven by higher organic shipment volumes, pricing and the addition of Singer Valve.

Although Technologies' fourth quarter net sales were down $3 million year-over-year, we were pleased to see substantially higher sales of our fixed and mobile leak detection solutions in the fourth quarter. However, this increase was more than offset by a decline in metering shipment volumes and pipe condition assessment, which was largely attributable to impacts of hurricanes Irma and Harvey.

While weather and some project delays impacted Technologies' net sales

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growth this quarter, our fixed and mobile leak detection bookings growth was solid. Fourth quarter bookings were up 33 percent compared with the prior year and overall backlog at Echologics more than doubled year-over-year.

Turning to pricing, I continue to be encouraged by Infrastructure's pricing performance in the quarter, which more than offset higher year-over-year material costs, for the first time this year. Pricing was also higher sequentially, which is a positive sign that our pricing environment is favorable. We continue to believe we can meet any increases in commodity costs with appropriate pricing actions over time.

Moving on to manufacturing productivity and capital investment in the quarter.

Overall we had solid operating performance in the business. Infrastructure demonstrated cost savings and productivity improvements, which were equal to about 40 basis points in margin expansion. Technologies' productivity was unfavorable compared with the prior year due primarily to the lower shipment

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volumes largely attributable to weather impacts, partially offset by lower labor costs and lower burden spending.

We invested $19 million of capital in the quarter and $40 million for the full year, to upgrade our equipment and manufacturing capabilities to further drive productivity and cost savings across the organization.

With respect to capital allocation, during the quarter we made a $35 million voluntary contribution to our pension plan, which Evan discussed earlier. As you will recall we have a $250 million authorization to repurchase shares and we've repurchased $55 million worth of shares in 2017. During the fourth quarter, primarily as a result of the pending strategic reorganization, we made no share repurchases.

As I reflect on the year as a whole, I believe we had a very good year managing a tremendous amount of change positioning us for future growth. Let me highlight a few of those:
•We divested Anvil, which reduced net debt leverage below 1.0x
•We acquired and integrated Singer Valve which allowed us to enter the

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pressure valve market
•We repurchased $55 million of shares
•We increased quarterly dividend by 33 percent
•And we lowered interest expense through debt repricing
•Organizationally, we managed through the CEO transition and at the same time, we refocused the strategic priorities in our operating units, then reorganized around value streams and new channel management
•We introduced new products around fixed leak detection and migratable AMI
• And at the bottom line, we drove a 30 basis point adjusted EBITDA margin expansion

Overall a very good year for us.

I will now wrap up my comments with a brief overview of what we expect for fiscal year 2018. From a guidance perspective, we will provide our consolidated outlook for 2018 on a full year basis. On our subsequent quarterly earnings calls, I will update our consolidated outlook, but will not provide a quarterly forecast.

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So let's start with a look at the growth projections of our end markets. We expect residential construction market percentage growth to be in the mid-single digits and land development to remain on a positive trajectory. As you know, development of raw land for residential construction is a key driver for demand of our products.

On the municipal front, our overall 2018 outlook is positive. State and local seasonally-adjusted tax receipts continue to increase year-over-year, as do water rates. The Consumer Price Index for water and sewerage maintenance increased about 4 percent for the 12 months ended September 2017. Fourth quarter spending on state and local public water supply, while down much of 2017, was up sequentially from the third quarter and we expect this trend to continue. Finally, our customers and distributors have indicated to us their positive sentiments on our end markets from discussions they've had with our joint end users.

These are just some of the positive indicators we are seeing that should support increased municipal spending for water infrastructure projects in 2018, but there continues to be challenges in the market brought on around the timing and content of any potential infrastructure legislation. With that as our backdrop,

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we expect percentage growth for municipal spending for water infrastructure projects to be in the low single digits in 2018.

Given that market outlook we just provided, we expect our overall net sales percentage growth to be in the 4 to 7 percent range for 2018. Based on our current outlook for product mix and our view on market growth, we expect a conversion margin in a range of 35 to 40 percent on those sales increases. This includes both cost savings from our strategic reorganization and increased investments in new product development, engineering resources and productivity initiatives.

Looking beyond 2018, we anticipate continued growth in our primary end markets, residential construction and municipal infrastructure. So, combining our internal programs with the positive external environment, we believe the fundamentals for superior long-term growth make Mueller Water Products an attractive investment.

I will turn to call over to Evan for some final comments on our 2018 outlook.

Thanks Scott....

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Other 2018 key variables include corporate expenses, which are expected to be $33 million to $36 million. We expect depreciation and amortization to be $44 million to $46 million, interest expense to be $21 million to $23 million, and capital expenditures to be $38 million to $44 million. Finally, we expect our adjusted effective income tax rate to be 33 percent to 35 percent.

Free cash flow is expected to exceed net income and be driven by improved operating results and improvements in working capital.

With that operator, I will open up this call for questions.

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